Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated June 18, 2013 relating to the financial statements, financial statement schedule, and the effectiveness of internal control over financial reporting, which appear in La-Z-Boy Incorporated's Annual Report on Form 10-K for the year ended April 27, 2013.

/s/PricewaterhouseCoopers LLP
Detroit, Michigan
November 20, 2013